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                       PANAX PHARMACEUTICAL COMPANY LTD.
                          425 Park Avenue, 27th Floor
                            New York, New York 10022
                                 (212) 319-8300


                         SUPPLEMENT TO PROXY STATEMENT

                           --------------------------

                        SPECIAL MEETING OF SHAREHOLDERS

                         To be held on October 30, 1997




         This Supplement to the Proxy Statement previously distributed with respect to the Special Meeting of Shareholders of Panax Pharmaceutical Company Ltd. (the "Company") to be held on Thursday, October 30, 1997 at 10:00 A.M. (Eastern time) at the offices of the Company, 425 Park Avenue, 27th Floor, New York, New York 10022 and any postponement or adjournment thereof is to advise of the following:

         On October 21, 1997 the Company agreed to a revision of the terms of the proposed Financing, the consummation of which is one of the conditions to the closing of the acquisitions of Sangen Pharmaceutical Company and CorBec Pharmaceuticals Inc. See "Proposed Acquisitions - Proposed Financing". The private offering has been revised to be the offering of a minimum of 8,000,000 shares and a maximum of 16,000,000 shares of Common Stock at an offering price of $1.00 per share; the Placement Agents in addition to commissions and an expense allowance are to receive five year warrants to purchase approximately 10% of the shares sold in the offering. The purchasers of the shares are to receive rights to have their shares registered at the Company's expense under the Securities Act of 1933, as amended.

         As presently contemplated, consummation of the acquisitions and the related Financing when combined with presently outstanding options and warrants would require the issuance and reservation for issuance of approximately 17,800,000 to 27,200,000 shares of Common Stock in the aggregate, assuming the minimum and maximum offering, respectively. Such amounts represent an increase when compared to the 3,356,912 shares of Common Stock outstanding as of June 30, 1997. No assurance can be given that the post-Financing will be consummated, or, if consummated, that it

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will be consummated for the amounts or on terms materially consistent with the revised terms and as a result that the number of shares required to be issued and revised to consummate the Financing will not increase materially.


                                               Sincerely,


                                               Dr. Taffy J. Williams
                                               Chairman of the Board, President
                                               and Chief Executive Officer


Dated October 20, 1997